As filed with the Commission on November 21, 1995   File No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                         ORBITAL SCIENCES CORPORATION
               (Exact name of issuer as specified in its charter)

       Delaware                                            06-1209561
(State or other jurisdiction of                         (IRS Employer
incorporation or organization)                        Identification No.)

21700 Atlantic Boulevard
                             Dulles, Virginia  20166
          (Address of principal executive offices, including zip code)

                    MACDONALD, DETTWILER AND ASSOCIATES LTD.
          AMENDED AND RESTATED KEY EMPLOYEE SHARE OPTION PLAN - 1994,
                     KEY EMPLOYEE SHARE OPTION PLAN - 1993,
                   KEY EMPLOYEE SHARE OPTION PLAN - 1988, AND
                       EMPLOYEE SHARE OPTION PLAN - 1988
                           (Full title of the plans)

                                Leslie C. Seeman
            Senior Vice President, General Counsel and Secretary
                          Orbital Sciences Corporation
                            21700 Atlantic Boulevard
                            Dulles, Virginia 20166
                                (703) 406-5000
           (Name, address and telephone number of agent for service)

                        CALCULATION OF REGISTRATION FEE

        Title of      Amount      Proposed    Proposed     Amount of
        Securities    to be       maximum     maximum      registration
        to be         registered  offering    aggregate    fee(2)
        registered                price per   offering
                                  share(1)    price(1)

        Common Stock  328,399(3)  $6.14311    $2,017,391   $696
        par value,
        $.01


(1) Represents the weighted average offering price of shares registered hereunder. The offering price for each share registered hereunder, each of which is subject to an option on the date hereof, is the actual exercise price of such option.
(2) Registration fee consists of (a) $215.17 payable in respect of 101,412 shares subject to options at an exercise price of $6.15 per share, (b) $39.02 payable in respect of 61,137 shares subject to options at an exercise price of $1.85 per share, (c) $215.12 payable in respect of 81,085 shares subject to options at an exercise price of $7.69 per share,
     (d) $197.97 payable in respect of 75,603 shares subject to options at an exercise price of $7.59 per share, and (e) $28.54 payable in respect of 9,162 shares subject to options at an exercise price of $9.03 per share.
(3) Plus, pursuant to Rule 416(c), such indeterminate number of additional shares of Common Stock as may be required in the event of a stock dividend, reverse stock split or combination of shares, recapitalization or other change in the Company's capital stock.

Item 3.  Incorporation of Documents by Reference.

     Orbital Sciences Corporation (the "Registrant" or the "Company") hereby incorporates the following documents herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995;

     (c)   The Company's Report on Form 8-K dated November 2, 1995;

     (d)   The Company's Report on Form 8-K/A dated November 6, 1995; and

     (e) The Description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under Section 12 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and all amendments or reports filed for the purpose of updating such description.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.   Indemnification of Directors and Officers.

     The Company is a Delaware Corporation. Section 145 of the Delaware General Corporation Law sets forth provisions that define the extent to which a corporation organized under the laws of Delaware may indemnify directors, officers, employees or agents. Section 145 provides as follows:

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

          (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Paragraph Ten of the Company's Restated Certificate of Incorporation provides that the Company shall, to the maximum extent permitted by Delaware law, indemnify and, upon request, advance expenses to any person:

          ...who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amount paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Any person seeking indemnification under this Paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

     Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of any director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit. Paragraph Nine of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

     In addition, the Company has entered into substantially identical indemnification agreements with each of its Directors and Executive Officers and certain other officers. The Company has agreed, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by the indemnitee because he was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the Company or any of its affiliates, or because the Company has a right to judgment in its favor because of his position with the Company or any of its affiliates. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to the Company's best interests. The agreement further provides that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under the Company's Restated Certificate of Incorporation, By-Laws or any agreement or vote of stockholders, nor may the Restated Certificate of Incorporation or By-Laws be amended to effect adversely the rights of any indemnitee.

Item 8.  Exhibits.

     The following exhibits are filed as a part of this Registration Statement. Where such filing is made by incorporation by reference (I/B/R) to a previously filed statement or report, such statement or report is identified in parentheses.

Exhibit
No.                          Description                        Page No.

3.1                 Restated Certificate of                      I/B/R
                    Incorporation (Exhibit 3.1 to
                    the Company's Registration
                    Statement on Form S-1 (File
                    Number 33-33453) filed on
                    February 9, 1990 and effective
                    on April 24, 1990).

3.2                 By-Laws of the Company (Exhibit              I/B/R
                    3 to the Company's Quarterly
                    Report on Form 10-Q for the
                    fiscal quarter ended September
                    30, 1995).

4.1                 Specimen Certificate of Common               I/B/R
                    Stock (Exhibit 4.1 to the
                    Company's Registration
                    Statement on Form S-1 (File
                    Number 33-33453) filed on
                    February 9, 1990 and effective
                    on April 24, 1990).

4.2                 Orbital Sciences Corporation                 I/B/R
                    1990 Stock Option Plan (Exhibit
                    4.4 to the Company's
                    Registration Statement on Form
                    S-8 (File Number 33-47789)
                    filed on and effective on May
                    11, 1992).

4.3                 Orbital Sciences Corporation                 I/B/R
                    1990 Stock Option Plan for Non-
                    Employee Directors (Exhibit 4.5
                    to the Company's Registration
                    Statement on Form S-8 (File
                    Number 33-47789) filed on and
                    effective on May 11, 1992).

4.4                 Form of Indenture dated as of                I/B/R
                    January 26, 1993 among the
                    Company and Security Trust
                    Company, National Association
                    as Trustee (Exhibit 4.4 to the
                    Company's Annual Report on Form
                    10-K for the fiscal year ended
                    December 31, 1992).

4.5                 Form of 6 3/4% Convertible                   I/B/R
                    Subordinated Debenture due 2003
                    (Exhibit 4.5 to the Company's
                    Annual Report on Form 10-K for
                    the fiscal year ended December
                    31, 1992).

4.6                 MacDonald, Dettwiler and
                    Associates Ltd. Amended and
                    Restated Key Employee Share
                    Option Plan - 1994.

4.7                 MacDonald, Dettwiler and
                    Associates Ltd. Key Employee
                    Share Option Plan - 1993.

4.8                 MacDonald, Dettwiler and
                    Associates Ltd. Key Employee
                    Share Option Plan - 1988, as
                    amended by Amendment No. 1
                    dated November 17, 1995.

4.9                 MacDonald, Dettwiler and
                    Associates Ltd. Employee Share
                    Option Plan - 1988, as amended
                    by Amendment No. 1 dated
                    November 17, 1995.

4.10                Form of Replacement Option.

5                   Opinion of Ropes & Gray.

23.1                Consent of Ropes & Gray
                    (contained in Exhibit 5).

23.2                Consent of KPMG Peat Marwick
                    LLP.

23.3                Consent of KPMG Peat Marwick
                    Thorne.

24                  Powers of Attorney (contained
                    on the Signature Page of this
                    Registration Statement).

Item 9.   Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, the Commonwealth of Virginia, on this 17th day of November, 1995.

                                      ORBITAL SCIENCES CORPORATION


                                      By /s/ David W. Thompson
                                      David W. Thompson, Chairman
                                      of the Board, President and
                                      Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the 17th day of November, 1995. Each person whose signature appears below hereby authorized each of David W. Thomson, Leslie C. Seeman and Mary Ellen Seravalli and appoints each of them singly his attorney-in-fact, each with full power of substitution, to execute in his name, place and stead, in any and all capacities, any post-effective amendment to this Registration Statement and file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, making such further changes in this Registration Statement as the Company deems appropriate.

         Signature                                 Title

/s/ David W. Thompson                  Chairman of the Board, President
David W. Thompson                      and Chief Executive Officer; Director


/s/ Carlton B. Crenshaw                Senior Vice President/Finance and
Carlton B. Crenshaw                    Administration; Chief Financial Officer


/s/ Jeffrey V. Pirone                  Vice President and Controller
Jeffrey V. Pirone


/s/ Bruce W. Ferguson                  Executive Vice President and General
Bruce W. Ferguson                      Manager/Communications and Information
                                       Systems Group; Director


/s/ James R. Thompson                  Executive Vice President and General
James R. Thompson                      Manager/Launch Systems Group; Director

/s/ Jack A. Frohbieter                 Executive Vice President and General
Jack A. Frohbieter                     Manager/Space and Electronics Systems
                                       Group; Director

/s/ Fred C. Alcorn                     Director
Fred C. Alcorn

/s/ Kelly H. Burke                     Director
Kelly H. Burke

/s/ Daniel J. Fink                     Director
Daniel J. Fink

/s/ Lennard A. Fisk                    Director
Lennard A. Fisk

/s/ Jack L. Kerrebrock                 Director
Jack L. Kerrebrock

/s/ J. Paul Kinloch                    Director
J. Paul Kinloch

/s/ Douglas S. Luke                    Director
Douglas S. Luke

/s/ John L. McLucas                    Director
John L. McLucas

/s/ Harrison H. Schmitt                Director
Harrison H. Schmitt

/s/ Scott L. Webster                   Director
Scott L. Webster